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                  U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 ----------------
                                | SEC FORM 8-K/A |
                                 ----------------



     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                 Date of Report:
                        (Date of earliest event reported)
                                  June 10, 2008

                            -----------------------
                           | World Associates, Inc.|
                            -----------------------

                            Stock Symbol: WAIV
                        Commission File Number 000-27949

                       Nevada                     88-0406903
             (State of incorporation)          (IRS Employer ID)

                               Company Address

                            World Associates, Inc.
                        28310 Roadside Drive, Suite 120
                           Agoura Hills, CA 91301

                                818-991-1770


                                TRANSFER AGENT:

                        Pacific Stock Transfer Company
                       500 E. Warm Springs Rd., St. 240
                           Las Vegas, Nevada 89119
                              (702) 361-3033









ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES:

The "Company" is World Associates, Inc. and "HUB" is HELPUBUILD-CA, LLC.

Schedule of Restricted Common Stock June 2008:

DATE:          NAME:                     SHARES:

6/10/08        Margaret M. Hope          200,000     Note 1

This sale is exempt from registration under the Securities Act of 1933, as amended, by reason of Section 4(2), the shares issued were not part of a public offering.

Schedule of Options to acquire restricted Common Stock June 2008:

DATE:       NAME:                    SHARES:

6/10/08     Randall Prouty           8,000,000     Note 2
6/10/08     Alpen Sun, Inc.          6,000,000     Note 2

NOTES: DETAILS FOR ISSUE OF RESTRICTED COMMON STOCK:

(1) These restricted common shares were valued at $5,000, or $.025 per share. This stock was issued in connection with an agreement to convert an equity interest in the Company's HUB service into restricted common shares of the Company. Ms. Hope, after working for more than one year building HUB, along with others, was eligible to vest into a portion of the equity in that business. Alternatively, she had the option to convert that interest into shares of the Company, which she exercised. See further details below.

(2) Randall Prouty, President and a Director of the Company, has accrued salary in the amount of $419,000 that accumulated over a period of several years until June of 2008. Mr. Leroy West, President of Superior Real Estate, Inc., a wholly owned subsidiary, and a Director, through his consulting firm Alpen Sun, Inc., has accrued consulting fees in the amount of $220,000 that accrued over several years until June of 2008. From time to time Mr. Prouty and Mr. West elect not to take wages or fees that are due so there is more cash available to the Company to build the enterprise.
The value of the options was calculated using the Black Scholes model with the following inputs: volatility = 59.19%, discount rate = 2.125%, term = 2 years, strike price = $.025, exercise price = $.025, no adjustment for dividends. These inputs calculate a value of $.008 per option, or $64,000 for 8,000,000 shares, and $48,000 for 6,000,000 shares for Mr. Prouty and Mr. West, respectively.

In the past Mr. Prouty and Mr. West elected to convert a portion of the wages or fees due into the restricted common stock of the Company. The last time that occurred was in January of 2006. At that time the following amounts were converted:

1/26/06  Randall Prouty   $300,000  @ $.015 per shares, or 20,000,000 shares
1/26/06  Alpen Sun, Inc.  $150,000  @ $.015 per share, or 10,000,000 shares

ITEM 8.01 OTHER EVENTS:

Margaret M. Hope and John D. Mucha, along with others, are working to develop the HUB business. These two individuals each had an agreement with the Company at the time they joined HUB in March of 2007. It provided them with the right to vest into a portion of the equity in HUB, until now a wholly owned affiliate of the Company, should certain sales targets and other conditions be met at the end of each of the first four years of operation, as follows:



7% at the end of year one
6% at the end of year two
6% at the end of year three
6% at the end of year four

At the end of the first year Ms. Hope and Mr. Mucha met all of the conditions for vesting, except that the sales target of six homes in the first year was not met. Other important progress was made, however, including adding other home lines, establishing ongoing relationships with mobile parks in the area, and initiating a marketing plan directed at business-to-business clients is underway. (One such example is the effort to penetrate the multifamily market with factory homes from Guerdon Enterprises).

After considering the conditions in the market, the hard work put in over the year and other factors, the Board of Directors agreed that Ms. Hope and Mr. Mucha should be eligible for vesting in the first year. On April 30, 2008 the Company signed a letter confirming that both individuals were eligible for vesting in the first year. That letter also offered each individual a further option to convert their now vested interest in HUB into restricted common stock of the Company as an alternative to receiving 7% of the equity in HUB. On Tuesday June 10, 2008 Margaret M. Hope accepted the offer to convert into restricted common stock of the Company and John D. Mucha declined that offer.

Accordingly Margaret M. Hope shall receive 200,000 restricted common shares issued in response to the offer as shown above in item 3.02. Mr. John D. Mucha declined that offer and chose to receive his equity interest as originally agreed. The Company confirmed that he is now the owner of a 7% equity interest in HUB in an April 30, 2008 agreement leaving the Company with a total of 93% of the equity in HUB.

HELPUBUILD-CA, LLC

The team working on HUB made real progress over the past year in organizing and developing this business. There are now growing relationships with coastal parks in the area where there is a turnover of units as people upgrade along the oceanfront. These parks are among the higher end and HUB is gaining a reputation as a quality provider having access to homes others handle, but also higher-end lines and the quality services required to permit, customize and install them.

Over the past year HUB added two other lines, both for high quality homes, from Guerdon Enterprises and Laurel Creek Homes. More information can be found on the HUB web site at http://www.helpubuild-ca.com.

HUB is also exploring other enablers for this business. That includes working through other of its shareholders that live in Oregon to expand into that market. (At the moment HUB is focused on providing homes in California only.)
It is also working to provide additional financing options to its clients, again with the assistance of other shareholders in the Company.









SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized officer.

WORLD ASSOCIATES, INC. Date:  June 26, 2008

/s/ Randall Prouty, President